FOR RIVERSOURCE MANAGERS SERIES, INC.:

EXHIBIT 77D - POLICIES WITH RESPECT TO SECURITY INVESTMENTS

For RiverSource Aggressive Growth Fund and RiverSource Fundamental Growth Fund:

At a Board meeting held on July 10-11, 2007, the Board approved a resolution to eliminate the fund's nonfundamental policies regarding deposits on futures; buying on margin and selling short; investments in money market securities; investing in a company to control or manage it; and investments in debt securities. The existing nonfundamental policy on illiquid securities was revised to state, no more than 15% of the fund's net assets will be held in securities and other instruments that are illiquid; and the existing nonfundamental policy on foreign securities was revised to state, up to 25% of the fund's net assets may be invested in foreign investments.

For RiverSource Fundamental Value Fund:

At a Board meeting held on July 10-11, 2007, the Board approved a resolution to eliminate the fund's nonfundamental policies regarding deposits on futures; buying on margin and selling short; investments in money market securities; and investing while borrowing. The existing nonfundamental policy on illiquid securities was revised to state, no more than 15% of the fund's net assets will be held in securities and other instruments that are illiquid.

For RiverSource Select Value Fund:

At a Board meeting held on July 10-11, 2007, the Board approved a resolution to eliminate the fund's nonfundamental policies regarding deposits on futures; buying on margin and selling short; investments in money market securities; and investments in debt securities. The existing nonfundamental policy on illiquid securities was revised to state, no more than 15% of the fund's net assets will be held in securities and other instruments that are illiquid; and the existing nonfundamental policy on foreign securities was revised to state, up to 25% of the fund's net assets may be invested in foreign investments.

For RiverSource Small Cap Equity Fund:

At a Board meeting held on July 10-11, 2007, the Board approved a resolution to eliminate the fund's nonfundamental policies regarding deposits on futures; buying on margin and selling short; investments in money market securities; and investing while borrowing. The existing nonfundamental policy on illiquid securities was revised to state, no more than 15% of the fund's net assets will be held in securities and other instruments that are illiquid; and the existing nonfundamental policy on foreign securities was revised to state, up to 25% of the fund's net assets may be invested in foreign investments.

For RiverSource Small Cap Value Fund:

At a Board meeting held on July 10-11, 2007, the Board approved a resolution to eliminate the fund's nonfundamental policies regarding deposits on futures; buying on margin and selling short; investments in money market securities; investing while borrowing; and diversification. The existing nonfundamental policy on illiquid securities was revised to state, no more than 15% of the fund's net assets will be held in securities and other instruments that are illiquid. A nonfundamental policy regarding investments in foreign securities was added that states, up to 25% of the fund's net assets may be invested in foreign investments.

For RiverSource Value Fund:

At a Board meeting held on July 10-11, 2007, the Board approved a resolution to eliminate the fund's nonfundamental policies regarding deposits on futures; buying on margin and selling short; investments in money market securities; investments in debt securities; and investing while borrowing. The existing nonfundamental policy on illiquid securities was revised to state, no more than 15% of the fund's net assets will be held in securities and other instruments that are illiquid.